                                                               Exhibit 99.(4)(a)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                        Home Office: Dallas, Texas 75201
               Administrative Office: 9920 Corporate Campus Drive,
                     Suite 1000, Louisville, Kentucky 40223
                            Telephone: 1-866-667-0561

Certifies that the person named below is a Participant in the Plan and may be entitled to an annuity beginning on the Participant's Annuity Commencement Date providing the Participant is then alive. The amount of the annuity will be based on the Plan and the Contract. In the event of the death of the Participant before the Annuity Commencement Date, any death benefit provided by the Contract shall be paid in accordance with the provisions of the Contract and Plan to the beneficiary designated by the Contract Owner. In the event a Participant withdraws from participation to the Annuity Commencement Date, any benefits payable will be as provided by the Plan.

                                 SPECIFICATIONS

Participant:

Certificate Number:

Group Contract Number:

Plan:

Contract Owner:

This certificate is merely evidence that the employee is a Participant in the above named Plan and may be entitled to certain benefits under the Contract. All matters pertaining to such benefits are subject to the terms and conditions of the Contract. The description following summarizes some of the provisions of the Contract as they affect the Participant.

        /s/ Craig Hawley                        /s/ Shane Gleason
           Secretary                                  President

                             10 DAY RIGHT TO EXAMINE

Please read your contract carefully. We want you to fully understand it and be satisfied with it. If for any reason you are not, you may return it to us within 10 days from the date you receive it and receive a refund of all premiums paid. You may return it by mailing it to our Administrative Office or by returning it to the agent who sold It. The contract will then be deemed void from its effective date and all premiums paid will be promptly refunded.

22-7084 (12-86)

Any part of this contract which is funded by a separate account providing benefits on a variable basis, is a part under which the risk is borne by the policyholder and is not covered by an insurance guaranty fund or other solvency protection arrangement.

05-7381 (3-90)

             GROUP FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY
                                   CERTIFICATE

        ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON
          INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND
                  ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

32-4000C (12-85)

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
                                    ARTICLE I

Definition of Certain Terms                                                    3

                                   ARTICLE II
                          RETIREMENT ANNUITY PROVISIONS

2.01   Notice to Effect an Annuity                                             4
2.02   Elections                                                               4
2.03   Optional Annuity Forms                                                  4
2.04   Allocation of Variable and Fixed Annuities                              6
       A. Variable Annuity                                                     6
       B. Fixed-Dollar Annuity                                                 7
2.05   Frequency of Payment                                                    7
2.06   Method of Calculating Retirement Annuity Payments                       7
2.07   Applicability and Basis of Tables                                       8
2.08   Amount of First Monthly Payment                                         8
2.09   Premium Taxes                                                          11

                                   ARTICLE III
        CONTRIBUTIONS, ACCOUNT VALUATION AND DEATH BENEFITS CONTRIBUTIONS

3.01   Contributions                                                          11
3.02   Application of Contributions; Accumulation Units                       11
3.03   Participant's Individual Account Valuation                             11
3.04   Net Investment Rate and Net Investment Factor                          12
3.05   Accumulation Unit Value                                                12
3.06   Annuity Unit Value                                                     12
3.07   Valuation of Individual Accounts Death Benefit                         12
3.08   Death Benefit                                                          13

                                   ARTICLE IV
                               GENERAL PROVISIONS

4.01   Change of Contract by Us                                               13
4.02   Change of Contract by Mutual Agreement; Retroactive Changes            13
4.03   Conversion to Individual Contract                                      13
4.04   Designation of Beneficiary                                             14
4.05   Facility of Payment                                                    14
4.06   Evidence of Survival                                                   14
4.07   Misstatements and Adjustments                                          14

32-4000C (12-85)                                                   ICN24-00C1-02

                                    ARTICLE I

                           DEFINITION OF CERTAIN TERMS

SECTION 1.01 ANNUITANT

A Participant with respect to whom a Retirement Annuity has been effected.

SECTION 1.02 ANNUITY COMMENCEMENT DATE

The date on which Retirement Annuity payments commence with respect to a Participant under the terms of the Plan.

SECTION 103 BOND SEPARATE ACCOUNT

The segregated asset account established by Us pursuant to the provisions of the Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as Jefferson National Life Variable Annuity Account C.

SECTION 1.04 CONTRACT YEAR

The 12 month period starting on either the Effective Date or any anniversary thereof.

SECTION 1.05 GENERAL ACCOUNT

All of Our assets other than those held in segregated asset accounts.

SECTION 1.06 INDIVIDUAL ACCOUNT

The record established for each Participant of the amounts accumulated under the Contract for payment of future benefits.

SECTION 1.07 MONEY MARKET SEPARATE ACCOUNT

The segregated asset account established by Us pursuant to the provisions of the Insurance Code of the State of Texas for this class of contracts which provide variable benefits, and identified as Jefferson National Life Variable Annuity Account D. This Account is applicable only for accumulation of values under this Contract prior to the Annuity Commencement Date; at that time, the accumulated value in this Account will be transferred to the General Account; or, if elected by the Contract Owner, to the Stock Separate Account or Bond Separate Account.

SECTION 1.08 PARTICIPANT

A person entitled to benefits under the Plan.

SECTION 1.09 PLAN

The Contract Owner's program of Deferred Compensation designated in the Specifications. It is designated for reference purposes only and in the event of any conflict between provisions of the Plan and this Contract, for purposes of this Contract, the provisions of the Contract shall prevail.

SECTION 1.10 RETIREMENT ANNUITY

A series of payments provided under this Contract with respect to an Annuitant.

SECTION 1.11 SEPARATE ACCOUNT

The Stock Separate Account, Bond Separate Account, or Money Market Separate Account, as applicable.

SECTION 1.12 STOCK SEPARATE ACCOUNT

The segregated assets account established by Us pursuant to the provisions of the Insurance Code of the State of Texas for this class of contract which provide variable benefits, and identified as Jefferson National Life Variable Annuity Fund.

SECTION 1.13 VALUATION PERIOD

Shall mean the period of time from the end of one business day of the New York Stock Exchange to the end of the next. We will determine the accumulation unit value and annuity unit value pursuant to applicable regulatory provisions and Our procedures as of the end of each Valuation Period.

32-4000C (12-85)                                                   ICN24-00C1-03

                                   ARTICLE II

                          RETIREMENT ANNUITY PROVISIONS

SECTION 2.01 - NOTICE TO EFFECT AN ANNUITY

When a Participant is eligible for a Retirement Annuity in accordance with the Plan, the Contract Owner shall notify Us to effect an annuity for the Participant on the applicable Optional Annuity Form. In the absence of an election of an Optional Annuity Form in accordance with Section 2.02, the Retirement Annuity will be on the Normal Annuity Form as set forth in the Specifications. We shall then determine the monthly retirement annuity payments to be payable for that Annuitant in accordance with Section 2.06. All such payments will be made by Us to the Contract Owner. We may, however, by agreement with and on behalf of the Contract Owner, make such payments directly to the Annuitant. To the extent the Plan provides that a Participant may exercise any of the rights provided in the Contract Owner in this Article, the Owner shall mean Participant in this Article.

SECTION 2.02 - ELECTIONS

Election of Option - The Contract Owner may elect to have the Participant's Individual Account applied under one of the Options described below. Any option must be elected in writing at least 30 days prior to a Participant's retirement date.

ALTERNATIVE ASSUMED INVESTMENT RATES

The Standard assumed investment rate shall be 3 1/2%. The Contract Owner may elect to have all variable benefits payable for the Participant determined on an assumed investment rate of 5% in lieu of the standard rate. Such election must be made, in writing at least 30 days prior to a participant's retirement date. Such election will not be allowed if prohibited by the laws or regulations of the state in which this contract is issued.

SECTION 2.03 - OPTIONAL ANNUITY FORMS

The amount of the first payment under any of these options will be determined in accordance with Section 2.06. No payments will be made under Options A through C prior to Our receipt of satisfactory evidence of the date of birth of the Annuitant and any joint Annuitant.

OPTION A - LIFE ANNUITY

An annuity payable monthly during the lifetime of an Annuitant, ending with the last payment due prior to the Annuitant's death.

OPTION B - LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS GUARANTEED

An Annuity payable monthly during the lifetime of an Annuitant. If, at the death of the Annuitant, payments have been made for less than the length of time selected, payments shall continue for the rest of the selected period to a named beneficiary. If no beneficiary is named, the then present value of the current dollar amount of any remaining guaranteed payments, commuted on the investment rate basis, shall be paid to the Annuitant's estate. Such amount will be payable in one sum.

32-4000C (12-85)                                                   ICN24-00C1-03

OPTION C - JOINT AND LAST SURVIVOR ANNUITY

An Annuity payable monthly during the joint lifetime of the payee and a secondary payee, and then during the remaining lifetime of the survivor. The payments end with the last payment prior to the death of the survivor.

OPTION D - PAYMENTS FOR A DESIGNATED PERIOD

An amount payable monthly for the number of years selected which may be from 1 to 30 years. The number of years selected may not be less than 5 minus "n", where "n" is the number of completed annual contribution periods as determined herein by Section 3.01.

Should the payee die before the designated number of monthly payments is made, the then present value will be paid in one sum. Such present value will be the current dollar amount of the remaining number of annuity payments commuted on the basis of the investment rate(s) on which the Accumulation Units were applied to provide a retirement annuity. Such sum will be paid to the beneficiary named by the Contract Owner. If no beneficiary is named, the sum will be paid to the estate of the last payee.

To the extent that this option is effected on a variable basis, if Federal Securities Law provides that the Contract Owner may elect to commute the future payments, upon such an election the then present value of the current dollar amount of the remaining number of annuity payments to which the payee is entitled, commuted on the basis of the investment rate or rates on which the accumulation units were applied to provide a Retirement Annuity, will be paid in a lump sum. If the commuted amount is at least $5,000, it may be applied under Options A, B, or C. If this election is made within 5 years after the start of annuity payments, and the present value is elected to be paid in one sum, then such election shall be treated as a surrender (as shown in Section 3.01.).

OPTION E - PAYMENTS OF A DESIGNATED DOLLAR AMOUNT

The Individual Account value may be paid in equal annual, semi-annual, quarterly, or monthly payments of a designated dollar amount until the remaining balance is less than the amount of one payment. Such designated amount may not be less than $6.25 per month per $1,000 value of the original amount due, nor greater than an amount which would equal the value applied in less than five minus "n" years, where "n" is the number of completed annual contribution periods (as shown in Section 3.01.) The remaining balance in the General Account or a Separate Account at the end of any Valuation Period is the balance at the end of the previous period, decreased by the amount of any payment made during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one payment, such balance will be paid and will be the final payment under the option.

32-4000C (12-85)                                                   ICN24-00C1-04

To the extent that this option is effected on a variable basis (if Federal Securities Law provides that the Contract Owner may withdraw the remaining balance), upon such election the then remaining balance will be paid in one sum. If the balance is at least $5,000, it may be applied under Options A, B, or C. If this election is made within 5 years after the start of annuity payments, and the remaining balance is elected to be paid in one sum, then such election shall be treated as a surrender (as shown in Section 3.01.)

SECTION 2.04 - ALLOCATION OF VARIABLE AND FIXED ANNUITIES

The Participant's Individual Account may be applied to provide: a Variable Annuity; a Fixed Annuity; or a combination of both. Such election may be by the Contract Owner in writing and received at our Home Office at least 30 days prior to the Annuity Commencement Date.

In the absence of such election, when a Retirement Annuity is effected, the value of the Participant's Individual Account will be applied as follows: (a) the value of the Accumulation Units in the Money Market Separate Account will be transferred to the General Account, combined with the value of any Accumulation Units then in the General Account, and the total value applied to provide a Fixed Annuity; (b) the value of the Accumulation Units in the Stock and the Bond Separate Accounts will be applied, separately, to provide a Variable Annuity. Such Variable Annuity is based upon the net investment results of the respective Separate Account.

VARIABLE ANNUITY - This is an annuity providing for payments which vary in amount, based on the net investment results of a Separate Account, other than the Money Market Separate Account, as described in Article III (Valuation provisions). After the first monthly payment for a Variable Annuity has been computed in accordance with Section 2.06 a number of Separate Account Annuity Units is computed by dividing that first monthly payment by the Separate Account Annuity Unit value at the start date of the annuity payments. Once Variable Annuity payments have begun, the number of the Annuity Units remains fixed. The method of computing the Separate Account Annuity unit value is described in
Section 3.06.

The dollar amount of Variable Annuity payments after the first is not fixed and may change from month to month. The amount of each Variable Annuity payment after the first is computed by multiplying the number of Separate Account Annuity Units by the Separate Account Annuity Unit value, (shown in Section 3.06), for the Valuation Period in which the payment is due.

Any variation in the actual mortality experience of payees from the expense and mortality assumptions used to compute the first monthly payment will not affect the dollar amount of Variable Annuity payments.

32-4000C (12-85)                                                   ICN24-00C1-04

As to Options A, B, and C, if it would produce greater benefits, We agree that the first monthly payment under a Variable Annuity will be determined on the same mortality basis used in determining the first payment for immediate Variable Annuities being issued for this class of Annuitant at the date the first monthly payment is due under this contract.

FIXED ANNUITY. This is an annuity providing for payments which remain fixed as to dollar amount throughout the payment period. Since the General Account Retirement Annuity has a fixed value, payments made after the first will never be less than the first monthly payment.

We may, from time to time, increase the amount of General Account Retirement Annuities during the period of benefits. Such increase would be by action of Our Board of Directors by crediting interest earned in excess of the guaranteed rate.

If the guaranteed payments are less than those of Our similar Single Premium Annuity which could be purchased by the proceeds at a discounted premium rate, such larger amounts, but without excess interest, will be paid if Annuity Option A, B, or C is elected. This discounted premium rate is Our base premium rate on the due date of the first payment, adjusted for immediate first payment, less such percentage of that adjusted rate as may be provided under Our then published rules.

SECTION 2.05 - FREQUENCY OF PAYMENT

Annuity payments under this contract will be monthly. If such payments would amount to less than $25.00 each, We reserve the right to change the payment frequency intervals. If the annual rate of payment to any payee is less than $100, then We may make another settlement equitable to the payee.

SECTION 2.06 - METHOD OF CALCULATING RETIREMENT ANNUITY PAYMENTS

OPTIONS A, B, AND C - FIXED DOLLAR MONTHLY ANNUITY PAYMENTS

To compute the amount of fixed monthly annuity payments under these three options, the value of the Accumulation Units in the Participant's Individual Account which are to be applied to provide fixed dollar annuity payments will be applied to the monthly payment rates (shown in Section 2.08) for the appropriate option; and adjusted age of the Annuitant at the date the first payment is due. The adjusted age is determined as shown in Section 2.07. The Accumulation Units so applied will then be cancelled.

OPTION A, B, AND C - VARIABLE MONTHLY ANNUITY PAYMENTS

To compute the amount of the first monthly annuity payment under these options, the value of the Accumulation Units in the Participant's Individual Account which are to be applied to provide Variable Annuity payments will be applied to the monthly payment rates (shown in Section 2.08) for the appropriate option; and adjusted age of the Annuitant at the date the first payment is due. The adjusted age is determined as shown in Section 2.07. The Accumulation Units so applied will then be cancelled.

32-4000C (12-85)                                                   ICN24-00C1-05

OPTIONS D AND E

The monthly annuity payments will be computed as shown in the description of these options (see Section 2.03). Please refer to the monthly payment rates in the applicable Table. When Variable Annuity payments are elected, as each monthly payment is made, a number of Accumulation Units in the Annuitant's Individual Account equal in value to the payment will be cancelled.

TABLES

SECTION 2.07 - APPLICABILITY AND BASIS OF TABLES

The tables in this Article will be used to determine the Annuity for all Options. Under options A and B the amount of payment will depend on the Annuitant's adjusted age at the time the first payment is due. Under Option C the amount of payment will depend on the adjusted age of each Annuitant at the time the first payment is due.

The Annuity Tables show for various adjusted ages the amount of the first monthly annuity payment for each $1,000 of value of the Accumulation Units of the Owner at the Annuity Date. Amounts shown in the Tables are based on investment rates of 3 1/2% and 5% per year. Amounts for ages not shown will be furnished by Us upon request.

The adjusted age to be used for the Table is determined as follows:

    Calendar Year of Birth           1901 - 1915            1916 and thereafter
  Adjusted Age is Actual Age            -----                     minus 1

Actual Age, as used above, is the Annuitant's age on the birthday nearest the date the first payment is due.

Amount of First Monthly Payment for Each $1,000 of Value of Accumulation Units Applied at the Annuity Commencement Date after Deducting Any Premium Taxes.

Second and subsequent monthly annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to dollar amount.

SECTION 2.08 - AMOUNT OF FIRST MONTHLY PAYMENT

The amount of first monthly payment for each $1,000 of Value of Accumulation Units applied at the Annuity Commencement date after deducting any premium taxes are listed below. Second and subsequent monthly annuity payments, when based on the investment experience of a separate account, are variable and are not guaranteed as to dollars amount.

32-4000C (12-85)                                                   ICN24-00C1-05

OPTIONS A AND B

SINGLE LIFE ANNUITIES

                                                  NUMBER OF MONTHLY PAYMENTS GUARANTEED
                  -----------------------------------------------------------------------------------------------------
ADJUSTED               OPTION ONE                                            OPTION TWO
AGE OF            -----------------------------------------------------------------------------------------------------
ANNUITANT                 NONE                       120                        180                        240
-----------------------------------------------------------------------------------------------------------------------
                    FV            V            FV            V            FV            V            FV            V
-----------------------------------------------------------------------------------------------------------------------
   50             $  4.74      $  5.64       $  4.69      $  5.58       $  4.62      $  5.50       $  4.52      $  5.38
   51                4.84         5.73          4.78         5.66          4.70         5.57          4.58         5.44
   52                4.94         5.83          4.87         5.75          4.78         5.64          4.65         5.50
   53                5.04         5.93          4.97         5.84          4.87         5.72          4.71         5.56
   54                5.16         6.04          5.07         5.94          4.95         5.80          4.85         5.68
   55                5.28         6.16          5.18         6.04          5.04         5.88          4.85         5.68
   56                5.40         6.29          5.29         6.15          5.13         5.97          4.91         5.74
   57                5.54         6.42          5.41         6.26          5.23         6.06          4.98         5.80
   58                5.69         6.57          5.53         6.38          5.33         6.15          5.05         5.86
   59                5.84         6.72          5.66         6.50          5.43         6.25          5.11         5.92
   60                6.01         6.89          5.79         6.63          5.53         6.34          5.18         5.98
   61                6.18         7.06          5.94         6.77          5.63         6.44          5.24         6.04
   62                6.37         7.25          6.08         6.91          5.74         6.54          5.30         6.09
   63                6.57         7.45          6.24         7.06          5.84         6.63          5.36         6.15
   64                6.79         7.67          6.40         7.22          5.95         6.73          5.41         6.20
   65                7.02         7.90          6.57         7.38          6.05         6.83          5.46         6.24
   66                7.27         8.15          6.74         7.54          6.15         6.93          5.51         6.29
   67                7.54         8.42          6.91         7.71          6.26         7.02          5.55         6.32
   68                7.83         8.71          7.10         7.89          6.35         7.11          5.59         6.36
   69                8.14         9.02          7.28         8.06          6.45         7.20          5.62         6.39
   70                8.48         9.36          7.47         8.24          6.54         7.28          5.65         6.42
   71                8.84         9.72          7.66         8.43          6.62         7.36          5.68         6.44
   72                9.23        10.12          7.85         8.61          6.70         7.43          5.70         6.46
   73                9.65        10.54          8.04         8.79          6.77         7.50          5.71         6.47
   74               10.11        11.00          8.23         8.97          6.83         7.56          5.72         6.48
   75               10.61        11.50          8.41         9.14          6.88         7.61          5.72         6.49

The FV columns above assume a net investment rate of 3-1/2% per annum. Amounts for ages not shown will be provided on request. The V columns above assume a net investment rate of 5% per annum.

32-4000C (12-85)                                                   ICN24-00C1-06

OPTION C

JOINT AND LAST SURVIVOR ANNUITY

                        ADJUSTED AGE OF PRIMARY ANNUITANT

ADJUSTED
 AGE OF
SECONDARY          AGE 45             AGE 50              AGE 55             AGE 60            AGE 65             AGE 70
ANNUITANT        FV         V       FV         V        FV         V       FV        V       FV         V       FV         V
   36        $ 3.68    $ 4.62   $ 3.74    $ 4.67    $ 3.77    $ 4.71   $ 3.80   $ 4.74   $ 3.82    $ 4.76   $ 3.83    $ 4.77
   41          3.81      4.73     3.89      4.80      3.95      4.86     4.00     4.91     4.04      4.95     4.06      4.98
   46          3.93      4.83     4.05      4.94      4.15      5.04     4.24     5.13     4.30      5.19     4.35      5.24
   51          4.03      4.93     4.21      5.09      4.37      5.24     4.51     5.37     4.62      5.49     4.70      5.57
   56          4.13      5.02     4.35      5.22      4.58      5.63     4.80     5.65     4.99      5.83     5.14      5.99
   61          4.20      5.09     4.47      5.34      4.78      5.79     5.09     5.93     5.39      6.22     5.65      6.48
   66          4.25      5.15     4.57      5.44      4.94      5.92     5.36     6.19     5.81      6.62     6.23      7.04
   71          4.29      5.19     4.64      5.51      5.07      5.92     5.59     6.42     6.19      7.00     6.83      7.63
   76            --        --     4.68      5.57      5.15      6.02     5.75     6.60     6.50      7.32     7.37      8.18
   81            --        --     4.71      5.60      5.21      6.08     5.87     6.72     6.72      7.56     7.81      8.63

OPTION D

PAYMENT FOR A DESIGNATED PERIOD

YEARS OF                               YEARS OF                               YEARS OF
PAYMENTS         AMOUNT OF PAYMENT     PAYMENTS        AMOUNT OF PAYMENT      PAYMENTS             AMOUNT OF PAYMENT
               FV           V                        FV             V                            FV            V
    1          $ 84.65      $ 85.21       11         $ 9.09         $ 9.77       21              $ 5.56        $ 6.33
    2            43.05        43.64       12           8.46           9.16       22                5.39          6.17
    3            29.19        29.80       13           7.94           8.64       23                5.24          6.02
    4            22.27        22.89       14           7.49           8.20       24                5.09          5.88
    5            18.12        18.74       15           7.10           7.82       25                4.96          5.76
    6            15.35        15.99       16           6.76           7.49       26                4.84          5.65
    7            13.38        14.02       17           6.47           7.20       27                4.73          5.54
    8            11.90        12.56       18           6.20           6.94       28                4.63          5.45
    9            10.75        11.42       19           5.97           6.71       29                4.53          5.36
   10             9.83        10.51       20           5.75           6.51       30                4.45          5.28

The FV and V columns above assume a net investment rate of 3-1/2% and 5% per annum, respectfully.

Amounts for periods not shown will be provided on request.

32-4000C (12-85)                                                   ICN24-00C1-07

SECTION 2.09 - PREMIUM TAXES

Retirement Annuity payments may be reduced in order to provide for any premium taxes.

                                   ARTICLE III

        CONTRIBUTIONS, ACCOUNT VALUATION AND DEATH BENEFIT CONTRIBUTIONS

SECTION 3.01 - CONTRIBUTIONS

We shall periodically receive such contributions from the Contract Owner as are made pursuant to the Plan. The net contribution shall be equal to the total contribution less any applicable premium taxes payable on the contribution. The net contribution shall be applied to provide accumulation units for Participants in accordance with Section 3.02 below and instructions of the Contract Owner.

SECTION 3.02 - APPLICATION OF CONTRIBUTIONS; ACCUMULATION UNITS

The net contribution for each Participant shall be applied as of the end of the Valuation Period in which the contribution is received by Us. The amount applied will provide accumulation units based on the then current value of the units, application being made separately for net contributions allocated to the General Account and each Separate Account. The number of accumulation units applied to each Account and credited to a Participant's Individual Account is computed by dividing the net contribution for that Account by the then current dollar value of one accumulation unit in that Account. The number of accumulation units so computed will not be affected by any subsequent change in the dollar value of an accumulation unit.

SECTION 3.03 - PARTICIPANT'S INDIVIDUAL ACCOUNT

A Participant's Individual Account under this Contract shall, prior to retirement, consist of a number of accumulation units equal to the number provided by the application of the net contributions described in Section 3.02 in accordance with the Plan. Benefits will be purchased or provided only in such amounts and under such conditions as called for by the Plan. No Participant shall have any specific rights to such Individual Account. The amount payable to, or applied to provide benefits for, a Participant or beneficiary, shall be limited to the value of the Participant's Individual Account.

When a Participant or beneficiary becomes entitled to a benefit in accordance with the Plan, the Contract Owner will notify Us as to the manner of payment of any benefit and the disposition to be made of that Participant's Individual Account. Following the Annuity Commencement Date, no further contributions may be made for that Individual Account.

32-4000C (12-85)                                                   ICN24-00C1-08

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                                    VALUATION

SECTION 3.04 - NET INVESTMENT RATE AND NET INVESTMENT FACTOR

The net investment rate for the General Account is guaranteed. The net investment rate applicable, prior to and including the Annuity Commencement Date is set forth in Item 2 of the Specifications; the rate applicable subsequent to the Annuity Commencement Date is equivalent to an investment rate of 3 1/2% compounded annually. In addition, by action of Our Board of Directors, We may increase the net investment rate at such time and for such period as the Directors may determine.

The net investment rate for any Valuation Period of a Separate Account is equal to the gross investment rate of that Account less a deduction for each day of the Valuation Period of .0003945 (an effective annual rate of 1.44%). Such gross investment rate is equal to: (1) the investment income and capital gains and losses (both realized and unrealized) on the assets of the Separate Account less a deduction for any taxes (or a reserve for such taxes) arising from the same; Divided by (2) the amount of the assets of the Separate Account at the start of the period. Such gross investment rate may be either positive or negative.

The net investment factor for an Account is the sum of 1.0 plus the net investment rate for the Account.

SECTION 3.05 - ACCUMULATION UNIT VALUE

We will determine the value of the General Account Accumulation Units in accordance with Our established practice. Alternatively, We may, at Our option, determine the value of the portion of this contract in the General Account by accumulating the portion of the net contributions allocated to the General Account at the net investment rate shown in Section 3.04. We guarantee that the resulting value will not be less, at any time, than the value based on General Account accumulation unit values calculated as shown in Section 3.04. The value of the Accumulation Unit for a Separate Account on the last day of any Valuation Period is computed by multiplying such value on the last day of the preceding Valuation Period by the Separate Account net investment factor for the current Valuation Period.

SECTION 3.06 - ANNUITY UNIT VALUE

The value of a Separate Account Unit is computed by multiplying the value of the unit for the preceding Valuation Period by: (a) .99990576 (if assumed net investment rate is 3 1/2%), or by .99986634 (if an assumed net investment rate of 5% applies) for each day of the Valuation Period; and (b) the net investment factor for the tenth preceding Valuation Period.

SECTION 3.07 - VALUATION OF INDIVIDUAL ACCOUNTS

The value of a Participant's Individual Account on any date can be determined by multiplying the total number of accumulation units credited to the Account for each investment medium. General Account or Separate Account(s), by the current accumulation unit value for that medium.

32-4000C (12-85)                                                   ICN24-00C1-08

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                                  DEATH BENEFIT

SECTION 3.08 - DEATH BENEFIT

In the event of the death of a Participant prior to the Annuity Commencement Date, the beneficiary designated in accordance with Section 4.04 will receive the value of the Participant's Individual Account, upon receipt in Our Home Office of due proof of death.

The death benefit is payable in one sum unless other provisions of settlement have been agreed to in writing by Us.

                                   ARTICLE IV

                               GENERAL PROVISIONS

SECTION 4.01 - CHANGE OF CONTRACT BY US

We may change any of the terms of this contract on any contract anniversary date. To do so, We must give the Owner at least 90 days prior written notice. It is agreed that: no change will affect in any way the amount or terms of any Retirement Annuity effected prior to the effective date of such change; and no change will affect the Annuity tables; contributions; net investment rate; net investment factor; accumulation unit value; annual administration fee; termination value; or surrender provisions, as those provisions apply to accumulation units provided by the payments made on behalf of the participants who were in the plan prior to the effective date of such charge.

SECTION 4.02 - CHANGE OF CONTRACT BY MUTUAL AGREEMENT; RETROACTIVE CHANGES

The Owner and We, by agreement in writing, may change any or all of the terms of this contract. No such change may affect the amount or terms of any Retirement Annuity already effected prior to the effective date of such change.

Despite any contract terms to the contrary, the Owner and We, by agreement in writing, may change any of the terms of this contract in order to comply with, or receive the benefit of, any federal or state statute, rule or regulation. When applicable, such change may be retroactive to the Effective Date or any date thereafter.

Consent of any Participant or beneficiary shall not be requisite to any change in this contract.

SECTION 4.03 - CONVERSION TO INDIVIDUAL CONTRACT

Upon termination of participation in Plan, the Participant who is entitled to a benefit under the terms of the Plan may elect, if the Contract Owner so requests, to convert to an individual annuity contract. The individual annuity contract will be of the form then currently issued for this class of individual, at a duration equivalent to the lesser of the number of full years: (a) the Participant has been in the Plan; or (b) the Contract has been in force.

32-4000C (12-85)                                                   ICN24-00C1-09

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SECTION 4.04 - DESIGNATION OF BENEFICIARY

The Owner has the sole right to designate the beneficiary to which any death benefits hereunder will be paid. Such beneficiary designation may be changed unless deemed irrevocable by endorsement on the contract. Such a change will be made only upon proper written request and will not take effect until received by Us. The change will take effect on the date the request is signed and the interest of any prior beneficiary will end on that date, subject to any payment made by Us prior to receipt of request for change.

If more than one beneficiary has been named, the interest of any beneficiary who dies before the Participant will pass to the surviving beneficiary(ies). Payment will be made equally, unless otherwise stated in that contract. If no beneficiary survives the Participant, the proceeds of this contract will be payable in one sum to the Owner if then living, otherwise to the estate of the Owner.

SECTION 4.05 - FACILITY OF PAYMENT

If any payee under the contract is, in Our opinion, physically or mentally incapable of giving valid receipt for any payment due under this contract, We will make such payment to the payee's legal guardian or legal representative. In the absence of legal guardian or legal representative, We may, at our option make payments of not more than $500 per month, to any person(s) We deem entitled to such payments for the care and support of the payee. Any payment made by Us in accordance with this provision will fully discharge our liability to the extent such payments are made.

SECTION 4.06 - EVIDENCE OF SURVIVAL

We shall have the right to require of any person to whom, or on whose behalf a payment is to be made under this Contract, satisfactory evidence that such person is living on the date on which such payment is due.

SECTION 4.07 - MISSTATEMENTS AND ADJUSTMENTS

If the age, sex, or any relevant factor relating to any person has been misstated, then the amounts of payments under a Retirement Annuity will be those provided by the value of the accumulation units allocated to effect such Retirement Annuity. This will be on the basis of the correct information, without changing the date the Retirement Annuity was effected, unless prior arrangements, satisfactory to Us, have been made.

Any adjustment made under this Section shall be conclusive upon any person affected hereby. The dollar amount of any underpayment made by Us will be added to the next payment due. The dollar amount of any overpayment made by Us will be deducted from the next payment(s) due until recovered by Us.

32-4000C (12-85)                                                   ICN24-00C1-09

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                       ADDITIONAL CONTRACT SPECIFICATIONS

                            GUARANTEED RATE OF RETURN
                                       FOR
                          GENERAL ACCOUNT ACCUMULATIONS

The rate of return for any valuation period prior to and including the Annuity Date is guaranteed to be at least equivalent to the rate of return per annum compounded annually (as specified below):

     Payments received prior to the Annuity Commencement Date will be credited with interest at a rate no less than 4.5%

The rate of return applicable to this contract for any valuation period subsequent to the Annuity Commencement Date is guaranteed to be at least equivalent to a rate of return 3 1/2% per annum compounded annually.

The Company may declare, from time to time, a higher rate of return than that guaranteed above.

32-4000C (12-85)                                                  ICN24-00C1-010

                                       15
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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY

   For prompt service address all correspondence to our Administrative Office

                     9920 CORPORATE CAMPUS DRIVE, SUITE 1000
                              LOUISVILLE, KY 40223


       GROUP FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY CERTIFICATE